UNITED STATES TRADE CENTER SERVICE PROVIDER AGREEMENT

This United States Service Provider Agreement (this “Agreement”) is made and effective as of December 19, 2015 (the “Effective Date”), by and between AmericaTowne, Inc., a Delaware corporation and reporting company under the rules promulgated by the United States Securities and Exchange Commission, with a mailing address for notice purposes of 4700 Homewood Court, Suite 100 in Raleigh, North Carolina 27609 (“AmericaTowne”) and Samuel Muli, an individual with an address for notice purposes of 390 West Broad Street Telford, PA 18969 USA (the “Service Provider”). AmericaTowne and the Service Provider may be defined singularly as a “Party” or collectively as the “Parties.”

WITNESSETH

WHEREAS, the Parties have determined that the transaction contemplated by this Agreement would be advantageous and beneficial to them.

WHEREAS, the Service Provider and its management have distinct experience working with potential individuals and businesses who may be candidates for AmericaTowne’s operations and business, including but not limited to, experience assisting businesses and entrepreneurs who may be candidates for occupancy, or facilitating the acquisition of goods and performing services to AmericaTowne, securing funding (credit lines, loans and loan guarantees), insurance, supplier and export contracts and other related services that could assist candidates in conducting business with AmericaTowne. These services are collectively referred to herein as “Support Services”

WHEREAS, in consideration for the Service Provider having an agreement with AmericaTowne in providing Support Services, and the Service Provider in agreeing not to provide similar services to other parties similarly situated as AmericaTowne, the Parties agree to the terms and conditions of this Agreement.

WHEREAS, the Parties agree to form a limited liability company (an “LLC”) with AmericaTowne or a wholly-owned special purpose entity subsidiary of AmericaTowne owning 57% of the authorized units of the newly formed entity and the Service Provider owning 8% of the authorized units, and the EB5 investor, if any 35%. If there is no EB5 investor AmericaTowne or its wholly owned special purpose subsidiary will own the 35% allocated for the EB5 investor, until if and when an EB5 investor participates.

WHEREAS, the Parties agree that the location of the LLC’s business operations will be in the Souderton and Telford, Pennsylvania areas or another location as designated by AmericaTowne.

WHEREAS, under the terms of the Operating Agreement for the LLC, the Parties agree that the LLC will operate from a designated location approved by AmericaTowne and that is commensurate with AmericaTowne’s office in Raleigh, North Carolina. The Service Provider will manage this office.

WHEREAS, the Parties agree that the LLC’s ownership may change as directed by AmericaTowne to accommodate other investors including those investors that may participate under the Immigrant Investor Program administered by the United States Citizenship and Immigration Services commonly referred to as the “EB-5” visa (hereinafter referred to as the “EB-5 Program.”)

WHEREAS, the Service Provider agrees to manage, operate, employ and maintain a specific number of employees consistent with the requirements of the EB-5 Program, as may be amended and revised during the term of this Agreement.

WHEREAS, the Service Provider agrees, that if an investment under the EB-5 Program is assigned to the LLC, an office will be maintained within the closest Targeted Employment Area, to meet the EB5 Program criteria.

WHEREAS, the Recitals stated herein are not mere statements, but representations and warranties of the parties, and material terms in which each party has relied upon in executing this Agreement.

NOW, THEREFORE, in consideration the representations, warranties and agreements herein contained, the Parties agree as follows:

1. Term of Agreement. This Agreement shall become effective upon the Effective Date and, absent gross negligence, or willful and material breach of this Agreement or intentional violation of any law by the Service Provider that cannot be reasonably cured by the Service Provider within thirty (30) days of receipt of written notice by AmericaTowne of the alleged action or omission, this Agreement shall not be terminated absent mutual written agreement between the Parties prior to December 31, 2021 (the “Term”). The Parties agree that in the event of termination under this Section 1, any and all corresponding rights, duties and obligations intended to survive post-termination shall remain in full force and effect. Upon termination under this Section 1, AmericaTowne shall reimburse the Service Provider for any approved compensation and expenses incurred related to fulfilling its duties under this Agreement. In the event the Parties do not organize the LLC as contemplated herein, within 45 days of the effective date this Agreement is null and void.

2. Option and Conditions to Extension of Term. AmericaTowne retains the option to extend the Term under its sole discretion until December 7, 2025 subject to the terms of this Section 2 (the “Option Term”). The Option Term shall become effective provided AmericaTowne provides written notice to the Service Provider by 10/31/2021 of its intent to exercise the option right herein. AmericaTowne may terminate this Agreement at any time during the Option Term subject to AmericaTowne providing written notice to the Service Provider fifteen (15) days prior to the termination. The Parties agree that in the event of termination under this Section 2, any and all corresponding rights, duties and obligations intended to survive post-termination shall remain in full force and effect. Upon termination under this Section 2, AmericaTowne shall reimburse the Service Provider for any approved compensation and expenses incurred related to fulfilling its duties under this Agreement.

3. Scope of Services. The Service Provider shall provide Support Services for the benefit of AmericaTowne in a manner deemed commercially acceptable by AmericaTowne. The Service Provider is not responsible for recruiting EB5 participants. The Service Provider’s role is to support AmericaTowne’s export activities.

4. Compensation. In consideration of the Service Provider providing the Support Services to AmericaTowne, the Parties have agreed to the “Compensation Schedule” attached hereto as Exhibit A.

5. Exclusive Independent Contractor. The Service Provider is an independent contractor, and for the consideration agreed upon herein, agrees to provide the services identified in Section 3, above, on an exclusive basis to AmericaTowne. AmericaTowne shall cooperate with the Service Provider in providing the Service Provider with sufficient and confidential information and knowledge of AmericaTowne’s business in order for the Service Provider to perform under this Agreement. AmericaTowne agrees to be responsible for all costs necessary in providing this information and knowledge to the Service Provider. The Service Provider has the sole right to control and direct the means, manner, and method by which the services required by this Agreement will be performed. The Service Provider has the right to perform the services required by this Agreement at any place or location and at such times as the Service Provider may determine. The Service Provider has the right to hire assistants as subcontractors or to use employees to provide the services required by this Agreement provided that such individuals have no less than six months of experience in providing services contemplated under this Agreement.

The Service Provider represents that those subcontractors or employees performing services under this Agreement on behalf of the Service Provider meet The Service Provider’s conditions of employment. The Service Provider, or the Service Provider’s employees or contract personnel shall perform the services required by this Agreement, and AmericaTowne shall not hire, supervise, or pay any assistants to help the Service Provider. Neither the Service Provider nor the Service Provider’s employees or contract personnel shall receive any training from the AmericaTowne in the professional skills necessary to perform the services required by this Agreement, unless otherwise agreed upon by the Parties.

6. Waiver and Assumption of Liability. The Service Provider assumes all liability for personal injuries of any kind or death directly related to its performance under this Agreement. The Service Provider assumes all liability and responsibility for its personal property while acting under this Agreement.

7. Confidential Information. The Service Provider will not disclose or use, either during or after the term of this Agreement, any proprietary or confidential information of AmericaTowne without AmericaTowne’s prior written consent except to the extent necessary to perform services on AmericaTowne’s behalf. Proprietary or confidential information includes the written, printed, graphic, or electronically recorded materials furnished by the AmericaTowne for the Service Provider to use; information belonging to AmericaTowne about whom the Service Provider gained knowledge as a result of the Service Provider’s services to AmericaTowne. AmericaTowne agrees it will not provide the Service Provider with false written or verbal information. The Service Provider shall not be restricted in using any material that is publicly available, already in the Service Provider’s possession, or known to the Service Provider without restriction, or the Service Provider from sources other than AmericaTowne rightfully obtains that. On termination of this Agreement, the Service Provider shall deliver to AmericaTowne all materials in the Service Provider’s possession relating to AmericaTowne’s business.

8. Agreement Not To Circumvent. The Parties agree that the AmericaTowne has a legitimate business purpose in seeking a restrictive covenant from the Service Provider not to directly or indirectly circumvent confidential information in order to either benefit directly or indirectly from the opportunities presented by and paid for by AmericaTowne. The Parties agree that the restrictions in this section are fair and reasonable in all respects. If any provision of this section are ever held by a court to be unreasonable, the Parties agree that this section shall be enforced to the extent it is deemed to be reasonable. This section survives any termination of this Agreement.

9. Covenant Not To Compete. The Service Provider agrees that in consideration of the compensation set forth herein and in consideration of the AmericaTowne sharing confidential and proprietary information with the Service Provider, the Service Provider agrees that during the Term herein and for six (6) months after termination of this Agreement, the Service Provider shall not actively compete against AmericaTowne in the United States of America or in any other country in which the AmericaTowne now or during the Term or, if applicable, the Option Term of this Agreement does business. By executing this Agreement, the Service Provider agrees that the AmericaTowne has a legitimate business interest in seeking the restrictive covenant herein.

10. Intellectual Property. All materials developed by the Service Provider for AmericaTowne, if any, will belong exclusively to AmericaTowne, and will be deemed to have been developed and created by the Service Provider for AmericaTowne as “work for hire.”

11. Mutual Indemnification/Hold Harmless. The Service Provider, as an independent contractor, agrees to indemnify, defend, and hold harmless AmericaTowne from any and all liability resulting from intentional or reckless acts or the acts of the employees or agents of the Service Provider. Likewise, AmericaTowne agrees to indemnify, defend, and hold harmless the Service Provider from any and all liability resulting from intentional or reckless acts or the acts of the employees, agents, franchisees, licensees, directors or officers of AmericaTowne.

The party entitled to indemnification is defined in this Section 10 as the “Indemnified Party,” and the party providing the indemnity is the “Indemnifying Party.” In the event of a lawsuit, investigation, or claim, the Indemnifying Party will, at its sole discretion, cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Party from losses arising out of or resulting from any inaccuracy, misrepresentation or breach or non-fulfillment of any covenant or agreement by the Indemnifying Party in connection with: (i) any and all claims, liabilities, losses or damages related solely and exclusively to statements prepared by, or made by, the Indemnified Party that were either approved in advance by the Indemnifying Party or entirely based on information provided by the Indemnifying Party to the Indemnified Party expressly for use in connection with the services under this Agreement, and (ii) all claims, actions, Suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, incident to any of the foregoing, except in case of the   Indemnified Party’s gross negligence, bad faith or willful misconduct with respect thereto.

12. Permits and Licenses. The Service Provider declares that it has complied with all federal, state, and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this Agreement.

13. Assignment. Neither party shall assign its rights or duties under this Agreement unless it receives the prior written approval of the other party, which approval may be withheld in such party’s sole discretion.

14. Amendment. This Agreement may be amended by a writing signed by the Parties.

15. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce it in its modified form for all purposes of this Agreement.

16. Complete Agreement. This Agreement, and the Compensation Schedule, contains the entire agreement between the Parties with respect to the matters covered herein. The Service Provider acknowledges that this Agreement is entered into solely on the basis of the written representations contained herein.

17. Applicable Law. The laws of North Carolina shall govern this Agreement. The Parties agree that, should any dispute arise out of, in connection with, or relating to this Agreement, that they shall cooperate in good faith to resolve any such disputes, and if unsuccessful, the Parties agree to binding arbitration under the procedural rules of the American Arbitration Association. The Parties agree that such arbitration shall be final and binding, and that by agreeing to arbitration, are waiving their right to seek legal remedies in Court and agree to waive the right to a trial by jury; however, the Parties agree that they have the right to seek equitable relief from a Court of competent jurisdiction for any alleged breach of Sections 7 through 10 of this Agreement.

18. Counterparts; Electronic or Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile and or other electronic transmission and shall be binding upon the parties hereto so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties hereto following the applicable transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

19. Joint Drafting, Negotiation and Conflict Waiver. Each Party agrees that they have had an opportunity to participate in the drafting, preparation and negotiation of this Agreement. Each of the Parties expressly acknowledges such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter thereof and agrees that the provisions of this Agreement shall be construed without prejudice to the Party who actually memorialized this Agreement in final form.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date set forth above.

AMERICATOWNE, INC.

By:/s/ Alton Perkins Date 12/19/2015

Alton Perkins

Chairman of the Board

Authorized by Board of Directors

THE SERVICE PROVIDER

By: /s/ Samuel Muli Date 12/20/2015

Samuel Muli